UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 17, 2004

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building 435 Devon Park Drive Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)

610-293-0600

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
ITEM 9.01. Financial Statements and Exhibits

ITEM 1.01.      Entry into a Material Definitive Agreement.

     On November 17, 2004, Safeguard Scientifics, Inc. (the “Company”) entered into an employment letter with Steven J. Feder, Senior Vice President and General Counsel of the Company. The letter provides for an initial base salary of $300,000 per year and a minimum cash incentive of 50% of base salary under the Company’s executive compensation bonus program for 2005. The letter also provides for a signing bonus of $25,000, as well as other fringe benefits generally made available to the Company’s executive officers. A separate letter agreement between the Company and Mr. Feder provides that in the event the Company terminates Mr. Feder’s employment without cause or Mr. Feder terminates his employment for good reason (as defined in the employment letter), Mr. Feder would receive a payment equal to his annual base salary (or a multiple of 1.5 of his annual base salary if such termination occurs after 18 months of employment or under certain other circumstances, including a change in control). In addition, in such event, certain insurance coverages would continue for up to 12 months. All of such payments are subject to execution of a customary release agreement as well as compliance with confidentiality and non-solicitation agreements with the Company.

ITEM 9.01.      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits

99.1	Employment Letter, effective November 17, 2004, and Letter Agreement, dated November 17, 2004, by and between Safeguard Scientifics, Inc. and Steven J. Feder.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: November 19, 2004	By:	CHRISTOPHER J. DAVIS

Christopher J. Davis
Executive Vice President and
Chief Administrative & Financial Officer

Exhibit Index

99.1	Employment Letter, effective November 17, 2004, and Letter Agreement, dated November 17, 2004, by and between Safeguard Scientifics, Inc. and Steven J. Feder.